EXHIBIT 99

NEWS:

The Sherwin-Williams Company    •    101 West Prospect Avenue    •    Cleveland, Ohio 44115    •    (216) 566-2140

The Sherwin-Williams Company Reports 2019 First Quarter Financial Results

•	Consolidated net sales increased 1.9% in the quarter to $4.04 billion

•	Net sales from stores in U.S. and Canada open more than twelve calendar months increased 3.6% in the quarter

•	Diluted net income per share was flat at $2.62 per share in both first quarter 2019 and 2018

•

First quarter 2019 includes charges for acquisition-related costs and pension settlement expense of $.71 and $.27 per share, respectively; first quarter 2018 included acquisition-related costs of $.95 per share

•

Excluding acquisition-related costs and pension settlement expense, diluted net income per share increased to $3.60 per share in the quarter compared to $3.57 per share in the first quarter 2018 on a comparable basis

•	Reaffirming FY19 adjusted EPS guidance of $20.40 to $21.40 per share, excluding acquisition-related costs and pension settlement expense, versus $18.53 per share on a comparable basis in FY18

CLEVELAND, OHIO, April 23, 2019 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the first quarter ended March 31, 2019. Compared to the same period in 2018, consolidated net sales increased $75.9 million, or 1.9%, to $4.04 billion in the quarter. The increase in the quarter was due primarily to a new customer program launched in 2018, higher paint sales volume in North American stores, and selling price increases, partially offset by soft end market demand outside the U.S. and unfavorable currency translation rate changes. Currency translation rate changes decreased consolidated net sales by 2.3% in the first quarter. Diluted net income per share was flat at $2.62 per share in both first quarter 2019 and 2018. First quarter 2019 includes charges for acquisition-related costs and pension settlement expense of $.71 and $.27 per share, respectively. First quarter 2018 diluted net income per share included a $.95 per share charge from acquisition-related costs. The pension plan settlement expense recorded in the first quarter 2019 was a result of the Company purchasing annuity contracts to settle the majority of the liabilities of its overfunded domestic defined benefit pension plan. The Company will use the remaining surplus cash for funding future Company contributions to a qualified replacement pension plan, which is the current domestic defined contribution plan.

Net sales in The Americas Group increased 3.6% to $2.15 billion in the quarter due primarily to higher paint sales volume across most end markets in North American stores and selling price increases, partially offset by unfavorable currency translation rate changes. Currency translation rate changes decreased Group net sales by 1.5% in the quarter. Net sales from stores in the U.S. and Canada open for more than twelve calendar months increased 3.6% in the quarter over last year’s comparable period. Segment profit decreased $6.3 million to $331.1 million in the quarter due primarily to increased year-over-year raw material costs and unfavorable currency translation rate changes, which was partially offset by selling price increases. Currency translation rate changes decreased segment profit by $4.5 million in the quarter. Segment profit as a percent of net sales decreased in the quarter to 15.4% from 16.2% last year. In the first three months, the Company opened 15 net new store locations in The Americas Group.

Net sales of the Consumer Brands Group decreased 0.3% to $654.5 million in the quarter. The decrease in the quarter was due primarily to soft non-domestic market conditions, the divestiture of the Guardsman furniture protection business in the third quarter of 2018, and unfavorable currency translation rate changes, partially offset by a new customer program launched in 2018 and selling price increases. The divestiture of Guardsman negatively impacted Group net sales by 2.6% in the quarter and currency translation rate changes decreased Group net sales by 1.6% in the quarter. Segment profit increased to $87.9 million in the quarter from $74.2 million last year due primarily to selling price increases, lower SG&A spending and reduced impacts of purchase accounting, partially offset by increased raw material costs. Segment profit as a percent of net external sales increased in the quarter to 13.4% from 11.3% last year. Purchase accounting expense in the quarter was $22.9 million compared to $31.8 million last year.

The Performance Coatings Group’s net sales stated in U.S. dollars increased 0.2% to $1.23 billion in the quarter. The increase in the quarter was due primarily to selling price increases, partially offset by soft sales outside North America and unfavorable currency translation rate changes. Currency translation rate changes decreased Group net sales by 3.9% in the quarter. Segment profit increased in the quarter to $98.7 million from $90.8 million last year due primarily to selling price increases and reduced impacts of purchase accounting, partially offset by increased raw material costs. Currency translation rate changes decreased segment profit $3.5 million in the quarter. Segment profit as a percent of net external sales increased in the quarter to 8.0% from 7.4% last year. Purchase accounting expense in the quarter was $54.1 million compared to $57.5 million last year.

The Company purchased 750,000 shares of its common stock in the three months ended March 31, 2019. At March 31, 2019, the Company had remaining authorization to purchase 9.38 million shares of its common stock through open market purchases. On April 17, 2019, the Company’s Board of Directors approved a dividend of $1.13 per share, an increase of 31% over the May 2018 dividend, payable on May 31, 2019 to shareholders of record on May 17, 2019.

Commenting on the first quarter, John G. Morikis, Chairman and Chief Executive Officer, said, “We made good progress on our pricing initiatives across all segments during the quarter and effectively managed SG&A spending, but volumes fell short of expectations due to a slower start to the architectural painting season in North America and continued challenging conditions in many end markets outside North America. Despite the volume shortfall and higher year-over-year raw material costs, consolidated Company adjusted gross margin, which excludes acquisition-related costs, improved sequentially and was flat year-over-year. We expect the positive trend in gross margin and operating expense control to continue as the year progresses, and volume growth should also improve over the balance of the year, particularly in the back half.

“Looking at our performance by segment, in The Americas Group, despite a strong backlog and project pipeline reported by many of our professional customers, volume growth in the quarter was slower than expected. We continued to invest by opening 15 net new store locations in The Americas Group during the quarter. In our Consumer Brands Group, most of the softness in demand in the quarter was in markets outside North America. Consumer Brands Group adjusted segment operating margin in the first quarter expanded sequentially and year-over-year, and we are very well positioned across all North American retail channels heading into the important spring selling season. Performance Coatings Group achieved modest sales growth and increased adjusted segment operating margin in the quarter against year-over-year raw material pressure.

“For the second quarter, we anticipate our consolidated net sales will increase two to five percent compared to last year’s second quarter. As a reminder, second quarter revenue comparisons to 2018 in The Americas Group and the Performance Coatings Group are the most challenging of the year, and Consumer Brands Group faces comparisons to early load in volume from the Lowes program and the divested Guardsman business. For the full year 2019, we expect our consolidated net sales will increase four to seven percent compared to the full year 2018. We are updating our full year 2019 diluted net income per share guidance to be in the range of $16.93 to $17.93 per share as a result of lower than expected pension settlement expense of $.27 per share, versus the previous estimate of $.43 per share, and charges of $3.20 per share for acquisition-related costs. Diluted net income per share in 2018 was $11.67 per share, including a charge of $4.15 per share for acquisition-related costs and charges for non-operating expenses of $2.71 per share. We are reaffirming our full year 2019 adjusted diluted net income per share guidance to be in the range of $20.40 to $21.40 per share, excluding acquisition-related costs and pension settlement expense compared to $18.53 per share for the full year 2018 on a comparable basis.”

The Company will conduct a conference call to discuss its financial results for the first quarter, and its outlook for the second quarter and full year 2019, at 11:00 a.m. EDT on Tuesday, April 23, 2019. The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the April 23rd release. The webcast will also be available at Issuer Direct’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until May 10, 2019 at 5:00 p.m. EDT.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paints, coatings and related products to professional, industrial, commercial, and retail customers. Sherwin-Williams manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,900 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

Regulation G Reconciliation

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding Valspar acquisition-related costs and other non-operating expenses. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with U.S. GAAP to adjusted diluted net income per share.

	Three Months	Year Ended
	Ended	December 31, 2019
	March 31,	(guidance)
	2019	Low	High
Diluted net income per share	$2.62	$16.93	$17.93

Pension plan settlement expense	.27	.27	.27

Transaction and integration costs	.08	.56	.56
Purchase accounting impacts	.63	2.64	2.64

Total acquisition costs	.71	3.20	3.20

Adjusted diluted net income per share	$3.60	$20.40	$21.40

	Three Months	Three Months	Three Months	Three Months	Year
	Ended	Ended	Ended	Ended	Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2018	2018	2018	2018	2018
Diluted net income per share	$2.62	$4.25	$3.72	$1.07	$11.67

California litigation expense			1.09		1.09
Environmental expense provision		.25		1.07	1.32
Pension plan settlement expense				.30	.30

Other non-operating expenses		.25	1.09	1.37	2.71

Transaction and integration costs	.24	.62	.22	.48	1.55
Purchase accounting impacts	.71	.61	.65	.62	2.60

Total acquisition costs	.95	1.23	.87	1.10	4.15

Adjusted diluted net income per share	$3.57	$5.73	$5.68	$3.54	$18.53

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of earnings before interest, taxes, depreciation and amortization (EBITDA). This measurement is not in accordance with U.S. GAAP. It should not be considered a substitute for net income or net operating cash. The following table reconciles net income computed in accordance with U.S. GAAP to EBITDA.

	Three Months	Three Months
	Ended	Ended
	March 31, 2019	March 31, 2018	$ Change	% Change
Net income	$245,237	$250,127	$(4,890)	-2.0%
Interest expense	90,994	91,547	(553)	-0.6%
Income taxes	53,617	53,459	158	0.3%
Depreciation	64,716	71,591	(6,875)	-9.6%
Amortization	78,771	85,049	(6,278)	-7.4%

EBITDA	533,335	551,773	(18,438)	-3.3%
Pension plan settlement expense	32,410		32,410
Transaction and integration costs	9,345	30,423	(21,078)	-69.3%

Adjusted EBITDA	$575,090	$582,196	$(7,106)	-1.2%

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions; the Company’s ability to successfully integrate past and future acquisitions into its existing operations, including Valspar, as well as the performance of the businesses acquired; risks inherent in the achievement of additional anticipated cost synergies resulting from the acquisition of Valspar and the timing thereof; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contacts:	Media Contact:
Bob Wells	Mike Conway
Senior Vice President, Corporate Communications &	Director, Corporate Communications
Public Affairs	Sherwin-Williams
Sherwin-Williams	Direct: 216.515.4393
Direct: 216.566.2244	Pager: 216.422.3751
rjwells@sherwin.com	mike.conway@sherwin.com

Jim Jaye
Vice President, Investor Relations
Sherwin-Williams
Direct: 216.515.8682
james.r.jaye@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended March 31,
Thousands of dollars, except per share data	2019	2018

Net sales	$4,040,861	$3,965,006
Cost of goods sold	2,305,784	2,278,159
Gross profit	1,735,077	1,686,847
Percent to net sales	42.9%	42.5%
Selling, general and administrative expenses	1,244,017	1,214,565
Percent to net sales	30.8%	30.6%
Other general (income) expense - net	(458)	2,990
Amortization	78,771	85,049
Interest expense	90,994	91,547
Interest and net investment income	(410)	(1,618)
Other expense (income) - net	23,309	(9,272)

Income before income taxes	298,854	303,586
Income taxes	53,617	53,459

Net income	$245,237	$250,127

Net income per share - basic	$2.67	$2.68

Net income per share - diluted	$2.62	$2.62

Average shares outstanding - basic	91,952,828	93,339,564

Average shares and equivalents outstanding - diluted	93,668,728	95,546,152

The Sherwin-Williams Company and Subsidiaries

Business Segments (Unaudited)

Thousands of dollars	2019		2018
	Net	Segment	Net	Segment
	External	Profit	External	Profit
	Sales	(Loss)	Sales	(Loss)
Three Months Ended March 31:
The Americas Group	$2,154,853	$331,088	$2,080,415	$337,392
Consumer Brands Group	654,502	87,937	656,379	74,228
Performance Coatings Group	1,230,798	98,693	1,227,775	90,766
Administrative	708	(218,864)	437	(198,800)

Consolidated totals	$4,040,861	$298,854	$3,965,006	$303,586

The Sherwin-Williams Company and Subsidiaries

Consolidated Financial Position (Unaudited)

Thousands of dollars	March 31,
	2019	2018
Cash	$94,393	$158,613
Accounts receivable	2,339,551	2,326,411
Inventories	1,993,437	1,942,720
Other current assets	387,763	400,249
Short-term borrowings	(824,833)	(920,010)
Current portion of long-term debt	(303,896)	(1,179)
Current portion of operating lease liabilities	(356,457)
Accounts payable	(1,894,005)	(1,975,323)
Other current liabilities	(1,621,365)	(1,430,640)

Working capital	(185,412)	500,841
Net property, plant and equipment	1,762,998	1,840,005
Deferred pension assets	35,997	298,455
Goodwill and intangibles	12,083,527	12,776,277
Operating lease right-of-use assets	1,654,456
Other non-current assets	600,531	566,046
Long-term debt	(8,702,630)	(9,891,017)
Postretirement benefits other than pensions	(258,736)	(275,735)
Deferred income taxes	(1,131,575)	(1,480,066)
Long-term operating lease liabilities	(1,351,262)
Other long-term liabilities	(1,039,418)	(689,075)

Shareholders’ equity	$3,468,476	$3,645,731

Selected Information (Unaudited)

Thousands of dollars	Three Months Ended March 31,
	2019	2018
The Americas Group - net new stores	15	4
The Americas Group - total stores	4,711	4,624
Performance Coatings Group - net new branches	(1)	1
Performance Coatings Group - total branches	281	291

Depreciation	$64,716	$71,591
Capital expenditures	51,360	42,253
Cash dividends	104,762	81,028
Amortization of intangibles	78,771	85,049

Significant components of Other general (income) expense - net:
Provision for environmental related matters - net	592	765
(Gain) loss on sale or disposition of assets	(1,050)	2,225

Significant components of Other expense (income) - net:
Pension plan settlement expense	32,410
Dividend and royalty income	(4,766)	(1,451)
Net expense from banking activities	2,668	2,236
Foreign currency transaction related gains	(2,106)	(2,462)
Other (1)	(4,897)	(7,595)

Intersegment transfers:
Consumer Brands Group	792,786	766,063
Performance Coatings Group	28,486	5,844
The Americas Group	6	53
Administrative	3,173	3,279

(1)	Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company. No items are individually significant.